Exhibit 99.1

7327 Oak Ridge Highway Knoxville, TN 37931 phone 866/594-5999 fax 866/998-0005

February 13, 2017

The purpose of this letter is to clarify the procedures for our foreign stockholders and foreign holders of Listed Warrants to request a Rights Certificate and exercise their

Subscription Rights in connection with the Rights Offering.

Dear Stockholders and Listed Warrant Holders:

Introduction

As described in that certain prospectus, dated January 30, 2017, filed with the U. S. Securities and Exchange Commission (“SEC”) on January 31, 2017 (as supplemented from time to time, the “Prospectus”), Provectus Biopharmaceuticals, Inc. (“we,” “us,” or the “Company”) is distributing to holders of our common stock, par value $0.001 per share, and certain holders of warrants to purchase common stock expiring June 19, 2020 (the “Listed Warrants”), at no charge, non-transferable subscription rights (the “Subscription Rights”) to purchase up to an aggregate of 19,662,782 units (the “Units”), at a purchase price of $1.00 per Unit. We refer to this offering as the “Rights Offering.” All capitalized terms used in this letter but not defined herein are defined in the Prospectus.

The Company is issuing one Subscription Right for each 20 shares of common stock and each 20 Listed Warrants held of record at the close of business on January 26, 2017. Each Unit consists of four shares of common stock and one-half a share of the Company’s Series C Convertible Preferred Stock (the “Preferred Stock”). An investor whose subscription may result in the investor beneficially owning more than 4.99% of the Company’s outstanding common stock may elect to receive in the Rights Offering, in lieu of shares of common stock, certain pre-funded warrants (the “Pre-Funded Warrants”) to purchase the same amount of shares of common stock.

The Preferred Stock has a 7% per annum dividend until the second anniversary of the date of issuance, payable in shares of common stock, and is convertible into shares of our common stock at a conversion ratio of eight shares of common stock for each share of Preferred Stock held at the time of conversion, subject to adjustment. Holders of the Preferred Stock are also entitled to certain royalties from net licensing proceeds and net sales, payments upon a fundamental transaction or our liquidation, on the terms and conditions set forth in the Prospectus.

If you exercise your Subscription Rights in full, and any portion of the Units remain available under the Rights Offering, you will be entitled to an over-subscription privilege to purchase a portion of the unsubscribed Units at the Subscription Price, subject to proration, which we refer to as the Over-Subscription Privilege.

The Rights Offering terminates at 5:00 p.m., Eastern Time, on March 3, 2017, unless the Rights Offering is extended or earlier terminated by the Company in its sole discretion; provided, however, that we may not extend the expiration date of the Rights Offering past March 19, 2017. If you exercise your Subscription Rights, you may revoke such exercise before the expiration date of the Rights Offering by following the instructions in the Prospectus. If the expiration date is extended, you may revoke your exercise of Subscription Rights at any time until the final expiration date as so extended. If we terminate the Rights Offering, all subscription payments received will be returned as soon as practicable thereafter without interest or deduction.

Procedures for Foreign Holders

We will not mail the Prospectus or Subscription Rights Certificates to stockholders or holders of Listed Warrants with addresses that are outside the United States or that have an army post office or foreign post office address. The Subscription Agent will hold these Subscription Rights Certificates for their account. To exercise Subscription Rights, our foreign stockholders and foreign holders of Listed Warrants must notify the Subscription Agent prior to 5:00 p.m. Eastern Time, on February 28, 2017, the third business day prior to the expiration date, of your exercise of Subscription Rights and provide evidence satisfactory to us, such as a legal opinion from local counsel, that the exercise of such Subscription Rights does not violate the laws of the jurisdiction in which such stockholder or holder of Listed Warrants resides and payment by a U.S. bank in U.S. dollars before the expiration of the Rights Offering. If no notice is received by such time or the evidence presented is not satisfactory to us, the Subscription Rights represented thereby will expire.

The Subscription Agent for the Rights Offering is Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”). Foreign stockholders and holders of Listed Warrants wishing to exercise your Subscription Rights should contact Broadridge at the contact information provided below to request a copy of the Rights Certificate via electronic mail:

Broadridge Corporate Issuer Solutions, Inc.

(844) 695-1509 (toll-free number)

(720) 414-6879 (toll number)

Email: shareholder@broadridge.com

THE DISTRIBUTION OF THE PROSPECTUS AND THE OFFERING AND SALE OF OUR SECURITIES IN CERTAIN JURISDICTIONS MAY BE RESTRICTED BY LAW. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SALE IS NOT PERMITTED.

This letter should be read in conjunction with the Prospectus. All other terms and conditions of the Rights Offering remain in effect.

The Company has filed a registration statement (including the Prospectus) with the SEC for the Rights Offering to which this communication relates. Before you invest, you should read the Prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the Rights Offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will arrange to send you the Prospectus if you request it by calling Timothy C. Scott, Ph.D., President, Provectus Biopharmaceuticals, Inc. 7327 Oak Ridge Highway, Suite A, Knoxville, TN 37931, at (866) 594-5999.

Very truly yours,

/s/ Timothy C. Scott

Timothy C. Scott
President